Exhibit 23.4

Consent of Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

[November] [DATE], 2018

Board of Directors

Nisshin Steel Co., Ltd.

4-1, Marunouchi 3-chome, Chiyoda-ku, Tokyo 100-8366, Japan

Members of the Board of Directors:

Reference is made to our financial analysis to you, titled “Financial Analysis of the Share Exchange Ratio” and dated May 16, 2018 (the “Analysis”).

We hereby consent to (1) the use of the Analysis to the Board of Directors of Nisshin Steel Co., Ltd. (“Nisshin Steel”), included as Appendix B to the prospectus which forms a part of the Registration Statement on Form F-4 relating to the proposed business combination between Nisshin Steel and Nippon Steel & Sumitomo Metal Corporation, and (2) the references to our firm and the Analysis in the Registration Statement and the prospectus included therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

/[●]/ Shunsuke Yatani
Shunsuke Yatani
Managing Director